Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Lincoln Electric Company Employee Savings Plan (As Amended and Restated Effective January 1, 2010), as amended of our reports (a) dated February 20, 2015, with respect to the consolidated financial statements and schedule of Lincoln Electric Holdings, Inc., and the effectiveness of internal control over financial reporting of Lincoln Electric Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014 and (b) dated June 25, 2014, with respect to the financial statements and schedule of The Lincoln Electric Company Employee Savings Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP

Cleveland, Ohio

April 24, 2015